Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 18, 2011
Registration Statement No. 333-173202

NEW ISSUE $1.4Bil HAROT 11-2 * final pricing details  *
JT LEADS :RBS(str)/DB
CO-MGRS :BarCap/BNP/Citi/JPM/SocGen
CL	SIZE	M/F	WAL	PWIN	BENCH	SPREAD	YIELD	CPN	PRICE
A1	409.200MM	P-1/F1+	.35	1-8	INTL	-6	.25105	.25105	100.00
A2	323.000MM	Aaa/AAA	.99	8-16	EDSF	+20	.579	.57	99.99181
A3	551.000MM	Aaa/AAA	2.00	16-35	SWPS	+20	.944	.94	99.99575
A4	161.660MM	Aaa/AAA	3.11	35-38	ISWPS	+31	1.565	1.55	99.96991

B&D	:	RBS
EXPECTED SETTLE	:	MAY 25, 2011
FIRST PAYMENT	:	JUNE 20, 2011
PRICING SPEED	:	1.3 ABS
ERISA ELIGIBLE	:	YES
OFFERING TYPE	:	PUBLIC
BBG TICKER	:	HAROT 2011-2
CLEAN UP CALL	:	10%
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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailingofferingmaterials@rbs.com.